Exhibit 10.2

CITIBANK, N.A.

390 Greenwich Street, 4th Floor

New York, New York 10013

Home Loan Center, Inc.

163 Technology Drive

Irvine, California 92618

October 13, 2011

Re:          Pricing Side Letter

Ladies and Gentlemen:

Reference is hereby made to, and this Pricing Side Letter is hereby incorporated by reference into, the Master Repurchase Agreement, dated as of October 13, 2011 (as amended, supplemented and otherwise modified from time to time, the “Agreement”), between CITIBANK, N.A., a national banking association, as buyer (“Buyer”) and Home Loan Center, Inc., a California corporation, as seller (“Seller”).  Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement.

Section 1.              Definitions.

The following terms referenced in Section 2 of the Agreement shall have the meanings set forth below:

“Applicable Margin” shall mean 325 basis points (3.25%)

“Applicable Percentage” shall mean, (i) with respect to each Eligible Loan (other than a Jumbo Loan), 96%, and (ii) with respect to each Eligible Loan that is a Jumbo Loan, 94%.

“Commitment Fee Percentage” shall mean 25 basis points (0.25%).

“Eligible Loan” shall mean a Loan secured by a first mortgage lien on a one to four family residential property and (i) as to which the representations and warranties in Section 12 and Schedule 1 to the Agreement are correct as of each day on which a Transaction is outstanding, (ii) which was originated by the Seller in accordance with the Underwriting Guidelines, (iii) if such Loan is a Dry Loan, which contains all required Loan Documents without Exceptions unless otherwise waived by Buyer, (iv) which is, in the sole discretion of Buyer, eligible for sale to an Agency or another third party investor in mortgage loans in the secondary market acceptable to Buyer and (v) which satisfies such other customary criteria for eligibility determined by the Buyer.  No Loan shall be an Eligible Loan:

(1)

in respect of which there is a material breach of a representation and warranty set forth on Schedule 1 to the Agreement (assuming each representation and warranty is made as of the date Market Value is determined) or there is an Exception which was not otherwise waived by Buyer in its sole discretion;

(2)	which Buyer determines, in its sole reasonable discretion, is not eligible for sale in the secondary market without unreasonable credit enhancement;

(3)

which has been released from the possession of the Custodian under Section 5(a) of the Custodial Agreement to a Seller or its bailee for a period in excess of ten (10) calendar days (or if such tenth day is not a Business Day, the next succeeding Business Day);

(4)

which has been released from the possession of the Custodian (i) under Section 5(b) of the Custodial Agreement under any Transmittal Letter in excess of the time period stated in such Transmittal Letter for release, or (ii) under Section 5(c) of the Custodial Agreement under an Attorney Bailee Letter, from and after the date such Attorney Bailee Letter is terminated or ceases to be in full force and effect;

(5)

in respect of which (a) the related Mortgaged Property is the subject of a foreclosure proceeding or (b) the related Note has been extinguished under relevant state law in connection with a judgment of foreclosure or foreclosure sale or otherwise;

(6)

in respect of which the related Mortgagor is the subject of a bankruptcy or insolvency proceeding or was the subject of a bankruptcy or insolvency proceeding at the time of origination of such Loan by the Seller;

(7)	except with respect to an FHA Streamlined Loan, in respect of which the related Mortgage File does not contain a completed IRS Form 4506 income verification with respect to the related Mortgagor;

(8)	which is a Wet Loan for which all required Loan Documents have not been delivered to the Custodian (as evidenced by a Trust Receipt) within seven (7) calendar days following the related Purchase Date;

(9)

which is (a) an FHA Loan or a VA Loan for which the related credit score used to originate such Loan is less than 620, (b) a Loan other than an FHA Loan, a VA Loan or a Jumbo Loan for which the related credit score used to originate such Loan is less than 640, or (c) a Jumbo Loan for which the related credit score used to originate such Loan is less than 720;

(10)

which is (a) a Loan that has an LTV or CLTV greater than 105%, (b) a Loan other than a DU Refinance Loan that has an LTV or CLTV greater than 100%, or (c) a Jumbo Loan that has an LTV or CLTV greater than 80%;

(11)

which is a DU Refinance Loan that has an LTV or CLTV greater than 100%, and the Purchase Price for such Loan, when added to the aggregate outstanding Purchase Price for all other DU Refinance Loans that have an LTV or CLTV greater than 100% that are then subject to outstanding Transactions, exceeds 5% of the then outstanding aggregate Purchase Price for all Purchased Loans subject to Transactions;

(12)

which (a) is a Loan (other than a Jumbo Loan) that is not eligible for sale to Fannie Mae, Freddie Mac, FHA or VA, or (b) a Jumbo Loan that is not subject to Takeout Commitments with at least two (2) Takeout Investors;

(13)	which was closed and funded by the Seller more than 15 days prior to the related Purchase Date;

(14)	which has been subject to an outstanding Transaction for more than 30 days, unless otherwise approved by Buyer in its reasonable discretion;

(15)	which is 30 or more days past due with respect to scheduled payments of principal and interest;

(16)	which is a “payment option” Adjustable Rate Loan;

(17)

which is a Wet Loan and the Purchase Price of such Wet Loan when added to the aggregate outstanding Purchase Price of all other Wet Loans that are then subject to outstanding Transactions hereunder, exceeds (a) from the 13th through the 17th of each calendar month and during the last five (5) days of any calendar month, 35% (or such higher percentage approved by Buyer in its sole discretion) of the then outstanding aggregate Purchase Price for all Loans subject to Transactions, and (b) at all other times, 30% of the then outstanding aggregate Purchase Price for all Loans subject to Transactions;

(18)

which is a Jumbo Loan and the Purchase Price of such Jumbo Loan when added to the aggregate outstanding Purchase Price of all other Jumbo Loans that are then subject to outstanding Transactions hereunder, exceeds $10,000,000.

(19)	which is a Jumbo Loan and the unpaid principal balance of such Jumbo Loan is greater than $2,000,000;

(20)

which was originated through the Seller’s correspondent business channel (if such Loan is not a fully funded, closed-end Dry Loan for which the related Mortgage File is held by the Custodian), or through any retail channel other than the Seller’s internet retail business channel;

(21)	which is not a first lien Loan;

(22)	which is a home equity lien of credit, a cooperative loan or secured by manufactured housing;

(23)	which is guaranteed by the United States Department of Agriculture;

(24)	which is a FHA 203(k) Mortgage Loan;

(25)

if the Purchase Price for such Loan, when added to the aggregate Purchase Price of all other Eligible Loans that are then subject to outstanding Transactions, exceeds the Maximum Aggregate Purchase Price; or

(26)	which is a Jumbo Loan, and the related Front-End DTI Ratio exceeds 31%, or the related Back-End DTI Ratio exceeds 41%; or

(27)	which is a Loan other than an FHA Streamline Loan or a DU Refinance Loan and the Mortgage File for such Loan does not contain an appraisal; or

(28)

if the Mortgage File for such Loan does not contain an appraisal and the Purchase Price for such Loan, when added to the aggregate outstanding Purchase Price of all other Loans with Mortgage Files that do not contain appraisals then subject to outstanding Transactions, exceeds 3% of the aggregate outstanding Purchase Price for all Purchased Loans then subject to Transaction; or

(29)

which is a Jumbo Loan or any Loan originated pursuant to a program other than Fannie Mae’s “Fannie Mae ARM Interest Only” program (including without limitation any “interest only” loan products originated pursuant to any Freddie Mac, FHA, or VA programs), and such Loan is an “interest only” Loan; or

(30)

which is an “interest only” Loan originated pursuant to Fannie Mae’s “Fannie Mae ARM Interest Only” program, and the Purchase Price for such Loan, when added to the aggregate outstanding Purchase Price of all other “interest only” Loans originated pursuant to Fannie Mae’s “Fannie Mae ARM Interest Only” program then subject to outstanding Transactions, exceeds 3% of the aggregate outstanding Purchase Price for all Purchased Loans then subject to Transactions; or

(31)	which is a VA Loan.

“MV Margin Percentage” shall mean (i) with respect to each Eligible Loan (other than a Jumbo Loan), 104.17%, and (ii) with respect to each Eligible Loan that is a Jumbo Loan, 106.38%.

“Par Margin Percentage” shall mean (i) with respect to each Eligible Loan (other than a Jumbo Loan), 104.17%, and (ii) with respect to each Eligible Loan that is a Jumbo Loan, 106.38%.

“Pricing Rate” shall, as of any date of determination, be equal to the sum of (i) the LIBO Rate as of such date of determination plus (ii) the Applicable Margin.

“Purchase Price” shall mean the price at which Purchased Assets are transferred by Seller to Buyer in a Transaction which with respect to each Eligible Loan, shall be equal to the product of the Applicable Percentage times the lesser of (A) the Market Value thereof and (B) the outstanding principal balance of such Eligible Loan.

Section 2.              Fees and Expenses.

Seller shall be responsible for any and all legal fees and expenses, due diligence and other out-of-pocket expenses incurred by Buyer or its counsel or agents in connection with the preparation, review, negotiation, setting up, administering or amending of this Pricing Side Letter, the Agreement, the other Program Documents and the transactions contemplated thereby.

Section 3.              Counterparts.

This Pricing Side Letter may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.  The parties agree that this Pricing Side Letter, any documents to be delivered pursuant to this Pricing Side Letter and any notices hereunder may be transmitted between them by email and/or by facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

Section 4.              Binding Effect; Governing Law.

This Pricing Side Letter shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  THIS PRICING SIDE LETTER SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF

NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 5.              Amendments.

Except as otherwise expressly provided in this Pricing Side Letter, any provision of this Pricing Side Letter may be modified or supplemented only by an instrument in writing signed by Seller and the Buyer and any provision of this Pricing Side Letter may be waived by Buyer.

Section 6.              Submission to Jurisdiction; Waivers.

Each party hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Pricing Side Letter, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the state of New York, the federal courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and, to the extent permitted by law, waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth under its signature below or at such other address of which buyer shall have been notified; and

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

Section 7.              Waiver of Jury Trial.

Each of Seller and Buyer hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Pricing Side Letter, any other loan document or the transactions contemplated hereby or thereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized on the date first above written.

HOME LOAN CENTER, INC.
as Seller

By:	/s/ Rian Furey
Name:	Rian Furey
Title:	COO

CITIBANK, N.A.,
as Buyer and Agent, as applicable

By:	/s/ Susan Mills
Name:	Susan Mills
Title:	Vice President

Pricing Side Letter (Home Loan Center & Citibank, N.A.)